Exhibit 1.7

ARTICLES OF INCORPORATION
OF
[INSERT NAME]

     I, the undersigned, whose post office address is                                                 , being at least eighteen years of age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate myself as incorporator with the intention of forming a corporation.

ARTICLE I

     The name of the Corporation is [INSERT NAME]

ARTICLE II

     This Corporation is organized for the purpose of transacting any or all lawful business for which corporations may be incorporated under the Maryland General Corporation Law.

ARTICLE III

     The post office address of the principal office of the Corporation in this State is:

c/o The Corporation Trust Incorporated
300 East Lombard Street
Baltimore, Maryland 21202.

     The mailing address for the Corporation is:

c/o Lennar Corporation
700 N.W. 107th Avenue
Miami, Florida 33172.

ARTICLE IV

     The street address of the current registered office of this Corporation is:

300 East Lombard Street
Baltimore, Maryland 21202;

and the name of the current registered agent of this Corporation at such address is The Corporation Trust Incorporated.

ARTICLE V

     The total number of shares which this Corporation shall have authority to issue is Five Thousand (5000) shares of common stock, all of one class and of a par value of one Dollar ($1.00) each, with an aggregate par value of Five Thousand Dollars ($5,000).

ARTICLE VI

     The initial Board of Directors of this Corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the Corporation, but shall never be fewer than three (3). The names and addresses of the initial directors of this Corporation are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue
Miami, Florida 33172

Steven E. Lane	10707 Clay Road
Houston, Texas 77041

L. Christian Marlin	700 N.W. 107th Avenue
Miami, Florida 33172.

ARTICLE VII

     The period of the duration of the Corporation is perpetual.

ARTICLE VIII

     The power to alter, amend or repeal the By-laws of this Corporation shall be vested in each of the Board of Directors and the shareholders of this Corporation. The shareholders of this Corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

ARTICLE IX

     This corporation shall indemnify any officer or director, or any former officer or director, of this corporation to the fullest extent permitted by law.

ARTICLE X

     This Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as incorporator thereof this    day of                 , 2004, and acknowledge same to be my act.

,	Incorporator